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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person(1)  2. Date of Event Requiring  4. Issuer Name and Ticker or        6. If Amendment, Date
 Rennert,       Brendon       K.                Statement                   Trading Symbol                      of Original
------------------------------------------      (Month/Day/Year)          Fountain Pharmaceuticals, Inc.-FPHI   (Month/Day/Year)
     (Last)     (First)     (Middle)              1/3/2002               ------------------------------------
 P.O. Box 530246                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
------------------------------------------   3. IRS or Social Security          Person to Issuer                Group Filing
             (Street)                         Number of Reporting           (Check all applicable)              (Check applicable
                                              Person (Voluntary)         [X] Director   [X] 10% Owner           line)
 St. Petersburg     FL         33747                                     [X] Officer    [ ] Other(specify    [X] Form Filed by One
----------------------------------------     --------------------------      (give title          below)         Reporting Person
      (City)      (State)      (Zip)                                          below)                         [ ] Form Filed by More
                                                                         President, Secretary and Treasurer      Than One Reporting
                                                                               ---------------------------       Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Class A Convertible Preferred Stock,
$.001 par value                                         2,000,000                     I                   Mr. Rennert is the sole
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Class A Common Stock, $.001 par value                   3,500,000                     I                   officer and director of
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Class B Common Stock, $.0001 par value                    100,000                     I                   Park Street Acquisition
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                                                                                                          Corporation, which is the
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                                                                                                          owner of these securities.
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
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Explanation of Responses:

                                                 /s/ Brendon K. Rennert             1/7/2002
                                                 -------------------------------   ------------
                                                 Signature of Reporting Person        Date



(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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